Exhibit 99.1

Consent of Raymond James & Associates, Inc.

Raymond James & Associates, Inc. (“Raymond James”) consents to the inclusion and description of our opinion letter dated November 12, 2018 to the Board of Directors of iPass Inc. included as Annex A to the Proxy Statement - Prospectus of Pareteum Corporation which forms the Registration Statement on Form S-4 of Pareteum Corporation and the references to our firm in such Proxy Statement-Prospectus under the heading(s) “Opinion of Raymond James”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, not do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the terms “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchanges Commission thereunder.

RAYMOND JAMES & ASSOCIATES, INC.

Dated: January 11, 2019